PRESS RELEASE

Plantronics to Consolidate Manufacturing Operations
Cost Structure to Improve in Audio Entertainment Group (Altec Lansing)

FOR INFORMATION, CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	FOR RELEASE 8:35AM EST November 28, 2007

SANTA CRUZ,  CA - November 28, 2007 – Plantronics, Inc., (NYSE: PLT) today announced that its Board of Directors and executive management approved a plan to close and/or consolidate a number of facilities that perform functions for its Audio Entertainment Group (AEG) as part of a strategic initiative to lower costs.  AEG designs, makes and sells computer and home entertainment sound systems, and a line of headphones and microphones for personal digital media under the Altec Lansing and inMotion brands.

Specifically, Plantronics plans to close AEG’s manufacturing facility in Dongguan, China; shut down a related Hong Kong research and development, sales and procurement office; and consolidate procurement, research and development activities for AEG in a new Shenzhen, China site.  The selling, general and administrative functions of AEG will also be consolidated with those of Plantronics Audio Communication Group through-out the Asia-Pacific region.  These steps are part of a strategic initiative designed to reduce fixed costs by outsourcing AEG manufacturing to the network of qualified contract manufacturers it already has in place.

These actions will eventually result in the elimination of all manufacturing operations positions in Dongguan, China and certain related support functions.  The plan will proceed in phases and is expected to be complete by March 2008.  As a result, we currently expect cost savings of approximately $3 million in FY09 and $4 million in FY10.

We currently estimate that we will incur total costs and charges of approximately $4 to $4.5 million in connection with this consolidation plan.  Of this total, we currently estimate that approximately $3.7 million, or $0.07 per share, will be incurred over the balance of the current fiscal year which ends in March 2008.  For the quarter ending December 31, 2007, we currently estimate that we will incur approximately $2.8 million.  No tax benefit is currently expected to be associated with these charges and they are expected to reduce GAAP EPS by $0.06 per share in the third quarter in comparison to the previously provided guidance in our press release dated October 23, 2007.

The preliminary estimates of the total costs and charges of $4 to $4.5 million in connection with this consolidation plan consist of approximately $2.2 million in non-cash charges for accelerated depreciation and fixed asset write-offs, and the balance in cash charges for severance and other non-recurring costs associated with the plan.

We believe we will recover the costs associated with this plan through reduced future expenses within two calendar years, and that the net present value of the cash flows associated with the plan is positive in comparison to the alternative of continuing with the current cost structure.

SAFEHARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include the Company’s expectations regarding the occurrence or timing and amount of completion of any of the restructuring and other actions and activities described in this press release and the financial impact that such actions may have. There is a risk that restructuring may cost more than we currently expect. There is also a risk that the savings that we currently predict may not materialize and that the timing of costs and benefits may be different than what we currently expect. If the cost of restructuring is more than we currently anticipate or the savings that we currently anticipate from these consolidation activities do not materialize, this may adversely affect our future financial results.

For more information concerning these and other possible risks, please refer to the Company's Annual Report on Form 10-K filed May 29, 2007, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation® is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, inMotion, Plantronics, and Sound Innovation, are trademarks or registered trademarks of Plantronics, Inc.

###

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098